February 17, 2010

PERSONAL AND CONFIDENTIAL

Green Energy & Growth Fund, Inc.

Miles Capital, Inc.

1415 28th Street, Suite 200

West Des Moines, IA 50266

Phone: (515) 244-5426

Dear Sir or Madam:

Reference is made to the Letter of Intent among National Renewable Energy Investment Fund, Inc. (now known as Green Energy & Growth Fund, Inc.), WB Capital Management, Inc.(now know as Miles Capital, Inc.) and Stifel Nicolaus & Company, Incorporated dated March 17, 2008 (the “Original LOI”).

Green Energy & Growth Fund, Inc., Miles Capital, Inc. and Stifel Nicolaus & Company, Incorporated hereby agree that the Original LOI shall be amended and restated in its entirety as follows:

This letter is in reference to discussions between Stifel Nicolaus & Company, Incorporated (“Stifel Nicolaus” or the “Underwriter”) and Green Energy & Growth Fund, Inc. (together with any present and future subsidiaries and affiliates of Green Energy & Growth Fund, Inc., the “Company”) and Miles Capital, Inc. (“Miles Capital”) concerning a proposed public offering of common stock (“Common Stock”) of the Company.

We have made a preliminary analysis of the Company and will continue to examine its business, affairs, prospects and financial condition. On the basis of, among other things, such preliminary analysis and the information furnished to us by the Company and Miles Capital, we hereby confirm in principle our interest in forming and managing a group of securities firms to underwrite a public offering of Common Stock. In particular, this letter (the “Letter of Intent”) is intended to confirm the intent of Stifel Nicolaus to act as lead underwriter and book-running manager in connection with a proposed registered public offering of Common Stock pursuant to a firm commitment underwriting arrangement (the “Offering”).

The Underwriter expects to form an underwriting syndicate to purchase from the Company and to offer to the public approximately 8,333,334 shares of Common Stock (the “Securities”). The Underwriter will purchase the Securities from the Company at $15 per share mutually contemporaneously with the effectiveness of an underwriting agreement (the “Underwriting Agreement”), less an underwriting discount (“Underwriting Discount”) as a percentage of the public offering price of 5 percent for members of the National Corn Growers Association and affiliated state corn growers associations and 7 percent for others. The Company agrees to grant to the Underwriter an over-allotment option exercisable for 30 days

Green Energy & Growth Fund, Inc.

Miles Capital, Inc.

from the effective date of the registration statement relating to the Securities filed with the Securities and Exchange Commission (the “Registration Statement”), to purchase up to an additional 15% of the Securities at the public offering price less the Underwriting Discount solely to cover over-allotments, if any.

In view of the need to commit substantial resources to prepare for the Offering, we request that the Company and Miles Capital agree, jointly and severally, to the following terms and conditions, in addition to the terms and conditions that will be included in the Underwriting Agreement to be negotiated prior to the Offering:

1. Each of the Company and Miles Capital will furnish the Underwriter with all information and material concerning the Company and the Offering which the Underwriter requests in connection with the performance of its obligations hereunder. Each of the Company and Miles Capital represents and warrants that all information made available to the Underwriter by the Company or Miles Capital will, at all times during the period of the engagement of the Underwriter hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. Each of the Company and Miles Capital further represents and warrants that any projections provided to the Underwriter will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. Each of the Company and Miles Capital understands that in rendering services hereunder the Underwriter does not provide accounting, legal or tax advice and will be relying upon the advice of counsel to the Company and other advisors to the Company as to certain accounting, legal, tax and other matters relating to the Offering.

2. Following the execution of this Letter of Intent and until the earlier of (i) its expiration or termination or (ii) the execution of the Underwriting Agreement, (a) the Underwriter will be the sole and exclusive representative of the Company and Miles Capital in connection with the Offering, and (b) neither the Company nor Miles Capital will negotiate with any other person, firm, corporation or entity relating to a possible public or private sale of equity securities of the Company.

3. Each of the Company and Miles Capital represents and warrants to the Underwriter that this Letter of Intent has been duly authorized, and that neither this Letter of Intent nor the consummation of the transactions contemplated hereby violates any law, regulation, contract, order or other letter of intent binding on the Company or Miles Capital.

4. The Company and Miles Capital shall cause each director and officer of the Company and each shareholder and holder of options, warrants or other securities exercisable, convertible or exchangeable for Common Stock of the Company to agree not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock during the period commencing with the filing of a Registration Statement for the Offering and ending 180 days after completion of the Offering without the Underwriter’s prior written

Green Energy & Growth Fund, Inc.

Miles Capital, Inc.

consent. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices, the Company shall agree not to issue, offer to sell or sell any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock (other than the Securities) without the Underwriter’s prior written consent for a period of 180 days after completion of the Offering.

5. (a) The Company and Miles Capital, on a joint and several basis, will pay all budgeted and approved expenses incurred in connection with the Offering, including the fees and expenses of the Company’s accountants and counsel and fees and expenses incurred in connection with (i) the preparation, printing, filing, mailing and delivery of the Registration Statement and prospectus in its preliminary and final forms and any amendments thereto, including fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.; (ii) if applicable, the listing or qualification of the Securities for trading on an exchange or on The Nasdaq Stock Market; (iii) the printing and mailing of the Underwriting Agreement and related documents; (iv) the issuance, transfer and delivery of the Securities including issue and transfer taxes, if any; (v) the qualification, registration or exemption, if required, of the Securities under the securities laws of those states in which the Underwriter determines to offer the Securities, including the costs of preparing, printing and mailing the “Blue Sky” surveys and the fees and disbursements of counsel to the Underwriters in connection therewith; (vi) the cost of any required due diligence procedures by the Underwriter, provided that Stifel Nicolaus presents to the Company and Miles Capital an itemized invoice detailing all such due diligence expenses; (vii) the Company’s travel in connection with “roadshow” informational meetings and presentations for the brokerage community and institutional investors; (viii) settlement in same day funds, if desired by the Company; and (ix) registrar and transfer agent fees.

(b) If for any reason the Offering is not consummated, other than as a result of the Underwriter’s refusal to proceed, without cause, the Company and Miles Capital, jointly and severally, will reimburse the Underwriter for its accountable out-of-pocket expenses (including but not limited to the fees and disbursements of Underwriter’s counsel) relating to the Offering, which expenses shall be outlined in a budget approved by the Company and Miles Capital.

6. Each of the Company and Miles Capital acknowledges and agrees that Stifel Nicolaus has provided and is expected to continue to provide the Company and Miles Capital with financial advice with respect to the structuring and terms of the Offering, including assistance in financial and valuation modeling and guidance regarding target markets, advice with respect to the initial public offering process, evaluation and analysis regarding the structuring of the Company, and information regarding equity capital markets alternatives. Upon and subject to the closing of the Offering, and in consideration of Stifel Nicolaus’ financial advisory services, the Company and Miles Capital, on a joint and several basis, will pay to Stifel Nicolaus a fee in the amount of .5% of the amount raised (exclusive of the amount raised by the Company, Miles Capital, affiliates, employees or Board members). Payment of this financial advisory fee and the related expenses shall not reduce or in any way affect the amount of any other fees or expense reimbursements payable by the Company or Miles Capital to Stifel Nicolaus in connection with the Offering.

Green Energy & Growth Fund, Inc.

Miles Capital, Inc.

7. (a) The term of this engagement will continue until the earlier of one year from the date hereof or until terminated in the manner provided for in this Section. Any party may terminate this Letter of Intent at any time by giving the other party at least 30 days’ prior written notice; provided, however, that in such event the Company and Miles Capital shall be jointly and severally responsible for payment of the fees, expenses and disbursements set forth in Section 5 above.

(b) Each of the Company and Miles Capital hereby grants Stifel Nicolaus a right of first refusal to act as the Company’s lead managing underwriter, exclusive placement agent, exclusive financial advisor or in any other similar capacity, on Stifel Nicolaus’ customary terms, in the event the Company retains or otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue, at any time during the term of this Letter of Intent or within 24 months after the successful consummation of the Offering, a registered, underwritten public offering of securities (in addition to the Offering), a private placement of securities, a merger, acquisition of another company or business, change of control, sale of substantially all assets or other similar transaction (regardless of whether the Company would be considered an acquiring party, a selling party or neither in such transaction). The foregoing shall not include the Company’s portfolio investments. Nothing contained herein, however, constitutes an obligation of Stifel Nicolaus to serve as lead managing underwriter, placement agent, exclusive financial advisor or in any other similar capacity. Any fees payable by the Company or Miles Capital to Stifel Nicolaus pursuant to the foregoing shall be in addition to the payments and reimbursements set forth in Sections 5 and 6. Nothing herein shall restrict Miles Capital from serving as an investment advisor to other investment funds, private placements, or other business not related to the Company.

8. It is understood that the Underwriter’s intent to form an underwriting syndicate and to enter into the Underwriting Agreement is subject to, among other matters: (a) satisfaction of the Underwriter and prospective underwriters with the Company’s financial position, results of operations, current earnings and prospects; (b) the inclusion on the Company’s Board of Directors prior to the initial filing of the Registration Statement of a majority of outside directors, who shall be acceptable to the Underwriter; (c) the continued use of the Company’s present independent certified public accountants and Blackwell Sanders as counsel to the Company in connection with the Offering; (d) our further satisfactory due diligence investigation into the Company’s business; (e) market conditions at the time of the Offering; (f) preparation of the Registration Statement and other appropriate documents related to the Offering satisfactory to us and counsel to the Underwriters; (g) the inclusion in the Registration Statement, prior to the distribution of a preliminary prospectus, of audited or unaudited financial statements of the Company for any periods specified by the Underwriter; (h) compliance with all legal requirements to the satisfaction of counsel to the Underwriter; and (i) the Company having an authorization and number of outstanding shares of capital stock reasonably satisfactory to the Underwriter. Without limitation of the foregoing, it is acknowledged and agreed that the Underwriter shall be under no obligation of any nature whatsoever to the Company or Miles Capital unless and until a definitive Underwriting Agreement in respect of the Offering is executed and delivered by the Company, Miles Capital and the Underwriter.

Green Energy & Growth Fund, Inc.

Miles Capital, Inc.

9. The Offering will be pursuant to an Underwriting Agreement containing customary representations and warranties from the Company and Miles Capital, as applicable, requiring the delivery of an acceptable comfort letter from the Company’s independent certified public accountants, and providing for indemnification of the underwriters for, among other things, any material misstatement or omission in the Registration Statement or, in the event the indemnification provisions are held to be unenforceable, customary provisions providing for contribution among the parties. The Underwriting Agreement would also contain customary provisions permitting its termination under certain circumstances, including without limitation any material adverse change or any development involving a prospective material adverse change in or affecting the condition of the Company or the earnings, business or management of the Company.

10. In the event the Underwriter becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Letter of Intent, the Company and Miles Capital, on a joint and several basis, periodically will reimburse the Underwriter for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company and Miles Capital will also, on a joint and several basis, indemnify the Underwriter against any loss, claim, damage, liability or expense to which the Underwriter may become subject in connection with any such matter, except for any such loss, claim, damage, liability or expense which has been finally judicially determined to have resulted solely from the gross negligence or willful misconduct of the Underwriter. If for any reason the foregoing indemnification is unavailable to the Underwriter or insufficient to hold it harmless, the Company and Miles Capital, on a joint and several basis, shall contribute to the amount paid or payable by the Underwriter as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company and Miles Capital, on the one hand, and the Underwriter on the other hand, but also the relative fault of the Company and Miles Capital, on the one hand, and the Underwriter on the other hand, as well as any relevant equitable considerations.

The reimbursement, indemnity and contribution obligations of the Company and Miles Capital under this Section shall be in addition to any liability that the Company and/or Miles Capital may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Underwriter and the directors, officers, employees and controlling persons (if any), as the case may be, of the Underwriter and any such affiliate and shall be binding upon and inure to the benefit of any successors or assigns, heirs and personal representatives of the Company, Miles Capital, the Underwriter, any such affiliate and any such person.

Green Energy & Growth Fund, Inc.

Miles Capital, Inc.

11. The agreements regarding the payment of fees and expenses and the reimbursement of out-of-pocket fees and expenses actually incurred in connection with the Offering, as set forth in Sections 5, 6 and 7 above, and the agreements in Sections 1, 10, 12, 13, 14 and 15 hereof are binding agreements of the Company and Miles Capital and their respective successors and assigns and shall survive any termination of this Letter of Intent. Except for such binding agreements, this Letter of Intent is not intended to be a binding legal document.

12. Each of the Company and Miles Capital agrees that, following the closing or consummation of the Offering, Stifel Nicolaus has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the Offering.

13. Each of the Company and Miles Capital represents and warrants that there are no brokers, representatives or other persons which have an interest in any compensation due to the Underwriter from the Offering or any other transaction contemplated herein.

14. This Letter of Intent represents the entire understanding between the Underwriter, the Company and Miles Capital with respect to the subject matter hereof, and all prior discussions are merged herein. The terms and provisions of this Letter of Intent are solely for the benefit of the Company, Miles Capital and the Underwriter and the other indemnified persons identified in Section 10 hereof and their respective successors, assigns, heirs and personal representatives, and no other person or entity shall acquire or have any right by virtue of this Letter of Intent. The Company, Miles Capital and Stifel Nicolaus acknowledge and agree that Stifel Nicolaus is acting as an independent contractor, and is not a fiduciary of, nor will this Letter of Intent give rise to fiduciary duties to, the Company or Miles Capital. THIS LETTER OF INTENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAWS, AND MAY BE AMENDED, MODIFIED OR SUPPLEMENTED ONLY BY WRITTEN INSTRUMENT EXECUTED BY EACH OF THE PARTIES HERETO.

15. The parties hereby submit to the jurisdiction of and venue in the federal courts located in the City of St. Louis, Missouri in connection with any dispute related to this Letter of Intent, any transaction contemplated hereby, or any other matter contemplated hereby. If for any reason jurisdiction and/or venue is unavailable in such federal courts, then the parties hereby submit to the jurisdiction of and venue in the state courts located in such city in connection with any such dispute or matter. In addition, the parties hereby waive any right to a trial by jury with respect to any such dispute or matter.

Green Energy & Growth Fund, Inc.

Miles Capital, Inc.

If the foregoing correctly sets forth the entire understanding and agreement among the Underwriter, Miles Capital and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall confirm our general understanding in connection with the proposed Offering, subject to the execution of an Underwriting Agreement, as of the date first above written.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ Alexsander M. Stewart
Alexsander M. Stewart, Managing Director

AGREED:

Green Energy & Growth Fund, Inc.

By:	/s/ Davis W. Miles
Davis W. Miles, Chairman

Miles Capital, Inc.

By:	/s/ Thomas Meyers
Thomas Meyers